1 Exhibit 4.2 DESCRIPTION OF THE SECURITIES OF OVID THERAPEUTICS INC. The following description of our capital stock and provisions of our amended and restated certificate of incorporation, as amended, and amended and restated bylaws are summaries. You should also refer to the amended and restated certificate of incorporation, as amended, and the amended and restated bylaws, which are included as an exhibit in our Annual Report on Form 10-K. All references to the “we,” “our,” or “us” refer to Ovid Therapeutics Inc. General Under our amended and restated certificate of incorporation, as amended, we are authorized to issue up to 315,000,000 shares of common stock, $0.001 par value per share, and 10,000,000 shares of preferred stock, $0.001 par value per share, all of which shares of preferred stock are undesignated. Our board of directors has designated 10,000 shares of preferred stock as Series A Convertible Preferred Stock, or Series A Preferred Stock, and has designated 57,722 shares of preferred stock as Series B Convertible Preferred Stock, or Series B Preferred Stock, and may establish the rights and preferences of other series of preferred stock from time to time. Our Series A Preferred Stock and Series B Preferred Stock is not registered under Section 12 of the Securities Exchange Act of 1934, as amended. Common Stock Voting Rights Each holder of common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders. The affirmative vote of holders of at least 66 2/3% of the voting power of all of the then- outstanding shares of capital stock, voting as a single class, will be required to amend certain provisions of our amended and restated certificate of incorporation, including provisions relating to amending our amended and restated bylaws, the classified board, the size of our board, removal of directors, director liability, vacancies on our board, special meetings, stockholder notices, actions by written consent and exclusive jurisdiction. Dividends Subject to preferences that may apply to any outstanding preferred stock, holders of our common stock are entitled to receive ratably any dividends that our board of directors may declare out of funds legally available for that purpose on a non-cumulative basis. Liquidation In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding preferred stock. Rights and Preferences Holders of our common stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and

2 privileges of the holders of our common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of our preferred stock that we may designate in the future. Preferred Stock Pursuant to our amended and restated certificate of incorporation, our board of directors has the authority, without further action by our stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the number, rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and sinking fund terms, and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of common stock. The issuance of our preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change of control or other corporate action, or make the removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of the common stock. The Delaware General Corporation Law, or DGCL, which is the law of the state of our incorporation, provides that the holders of preferred stock will have the right to vote separately as a class (or, in some cases, as a series) on an amendment to our certificate of incorporation if the amendment would change the par value, the powers, preferences or special rights of the class or series so as to adversely affect the class or series, as the case may be, or, unless the certificate of incorporation provided otherwise, the number of authorized shares of the class. This right is in addition to any voting rights that may be provided for in the applicable certificate of designation. Common Stock Issuable Upon Exercise of Warrants We currently have Series A warrants to purchase shares of common stock (the “Series A Warrants”), Series B warrants to purchase shares of common stock (the “Series B Warrants”) and pre-funded warrants (“Pre- Funded Warrants”) to purchase shares of common stock issued and outstanding. The Series A Warrants and the Series B warrants are collectively referred to as the “Common Warrants,” and together with the Pre-Funded Warrants, the “Warrants.” General Fractional Shares No fractional shares shall be issued upon the exercise of any Warrant. In lieu of any fractional shares that would otherwise be issuable, the number of shares of common stock to be issued shall be rounded down to the next whole number and we shall pay the holder in cash the fair market value (based on the closing sale price) for any such fractional shares. Exercise Limitations Under the terms of the Warrants, we may not give effect to the exercise of any such Warrant, and a holder will not be entitled to exercise any portion of any such Warrant, if, upon giving effect to such exercise, the aggregate number of shares of common stock beneficially owned by the holder (together with its affiliates, any other persons acting as a group together with the holder or any of the holder’s affiliates, and any other persons whose beneficial ownership of common stock would or could be aggregated with the holder’s for purposes of Section 13(d) or Section 16 of the Exchange Act) would exceed a percentage set at the

3 discretion of each Holder between 0% and 19.99%, of the number of shares of common stock outstanding immediately after giving effect to such exercise, which percentage may be increased or decreased at the holder’s election upon notice to us, up to 19.99% upon at least 61 days’ prior notice from the holder to us. Transferability Subject to applicable laws, the Warrants may be offered for sale, sold, transferred or assigned without our consent. Exchange Listing There is no established trading market for the Warrants, and we do not expect a market to develop. We do not intend to apply for the listing of Warrants on the Nasdaq Stock Market, any other national securities exchange or any other nationally recognized trading system. No Rights as a Stockholder Except by virtue of such holder’s ownership of shares of our common stock, the holder of a Warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until such holder exercises the Warrant. Common Warrants Exercise Price The Common Warrants have an exercise price of $1.40 per share. Mandatory Exercise We have the option to cause the Series B Warrants to be exercised upon 15 business days’ prior notice upon the satisfaction of certain stock price requirements as set forth in the terms of the Series B Warrants; provided that a registration statement covering the resale of the shares of common stock issuable upon the exercise of the Series B Warrants is effective as of such date. Term The Series A Warrants are exercisable and expire upon the earlier of (a) the 30th calendar day following date on which we publicly announce the clearance of the first of any investigational new drug application, clinical trial application or other foreign equivalent with respect to the clinical development of our OV4071 product candidate; and (b) October 6, 2030. The Series B Warrants are exercisable and expire on October 6, 2030. Fundamental Transactions If, at any time while the Common Warrants are outstanding (i) we effect any merger or consolidation with or into another person, in which we are not the surviving entity or in which our stockholders immediately prior to such merger or consolidation do not own, directly or indirectly, at least 50% of the voting power of the surviving entity immediately after such merger or consolidation, (ii) we effect any sale to another person of all or substantially all of its assets in one or a series of related transactions, (iii) pursuant to any tender offer or exchange offer (whether by we or another Person), holders of capital stock tender shares representing more than 50% of the voting power of our capital stock or such other person, as applicable, accepts such tender for payment, (iv) we consummate a stock purchase agreement or other business

4 combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another person whereby such other person acquires more than 50% of the voting power of our capital stock (except for any such transaction in which our stockholders immediately prior to such transaction maintain, in substantially the same proportions, the voting power of such person immediately after the transaction) or (v) we effect any reclassification of the common stock or any compulsory share exchange pursuant to which the common stock is effectively converted into or exchanged for other securities, cash or property (other than as a result of a subdivision or combination of shares) (in any such case, a “Fundamental Transaction”), then following such Fundamental Transaction the holder shall have the right to receive, upon exercise of the Common Warrants, the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of warrant shares then issuable upon exercise in full of the Common Warrants (including any Distributions or Purchase Rights then held in abeyance without regard to any limitations on exercise contained herein (the “Alternate Consideration”)). We shall not effect any Fundamental Transaction in which we are not the surviving entity or the Alternate Consideration includes securities of another person unless prior to or simultaneously with the consummation thereof, any successor to us, surviving entity or other person (including any purchaser of assets of us) shall assume the obligation to deliver to the holder such Alternate Consideration as, in accordance with the foregoing provisions, the holder may be entitled to receive, and the other obligations under the Common Warrants. Pre-Funded Warrants Exercise Price Each Pre-Funded Warrant will have an exercise price of $0.001 per share. In lieu of making the cash payment otherwise contemplated to be made to us upon exercise of a Pre-Funded Warrant in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the Pre- Funded Warrants. Term Each Pre-Funded Warrant will be exercisable immediately upon the Original Issue Date (as defined in the Pre-Funded Warrant) until the Pre-Funded Warrant is exercised in full. Fundamental Transactions If, at any time while the Pre-Funded Warrants are outstanding (i) we effect any merger or consolidation with or into another person, in which we are not the surviving entity or in which our stockholders immediately prior to such merger or consolidation do not own, directly or indirectly, at least 50% of the voting power of the surviving entity immediately after such merger or consolidation, (ii) we effect any sale to another person of all or substantially all of its assets in one or a series of related transactions, (iii) pursuant to any tender offer or exchange offer (whether by we or another Person), holders of capital stock tender shares representing more than 50% of the voting power of our capital stock or such other person, as applicable, accepts such tender for payment, (iv) we consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another person whereby such other person acquires more than 50% of the voting power of our capital stock (except for any such transaction in which our stockholders immediately prior to such transaction maintain, in substantially the same proportions, the voting power of such person immediately after the transaction) or (v) we effect any reclassification of the common stock or any compulsory share exchange pursuant to which the common stock is effectively converted into or exchanged

5 for other securities, cash or property (other than as a result of a subdivision or combination of shares) (in any such case, a “Fundamental Transaction”), then following such Fundamental Transaction the holder shall have the right to receive, upon exercise of the Pre-Funded Warrants, the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of warrant shares then issuable upon exercise in full of the Pre-Funded Warrants (including any Distributions or Purchase Rights then held in abeyance without regard to any limitations on exercise contained herein (the “Alternate Consideration”)). We shall not effect any Fundamental Transaction in which we are not the surviving entity or the Alternate Consideration includes securities of another person unless prior to or simultaneously with the consummation thereof, any successor to us, surviving entity or other person (including any purchaser of assets of us) shall assume the obligation to deliver to the holder such Alternate Consideration as, in accordance with the foregoing provisions, the holder may be entitled to receive, and the other obligations under the Pre-Funded Warrants. Anti-Takeover Provisions Section 203 of the Delaware General Corporation Law We are subject to Section 203 of the DGCL, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period or three years after the date that such stockholder became an interested stockholder, with the following exceptions: • before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; • upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or • on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder. In general, Section 203 defines a “business combination” to include the following: • any merger or consolidation involving the corporation and the interested stockholder; any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; • subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; • any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

6 • the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation. In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the entity or person’s affiliates and associates, beneficially owns, or is an affiliate or associate of the corporation and within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation. Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws Among other things, our amended and restated certificate of incorporation and amended and restated bylaws: • permit our board of directors to issue up to 10,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate, including the right to approve an acquisition or other change in control; • provide that the authorized number of directors may be changed only by resolution of our board of directors; • provide that out board of directors will be classified into three classes of directors; • provide that, subject to the rights of any series of preferred stock to elect directors, directors may only be removed for cause, which removal may be effected, subject to any limitation imposed by law, by the holders of at least a majority of the voting power of all of our then-outstanding shares of the capital stock entitled to vote generally at an election of directors; • provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum; • require that any action to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent or electronic transmission; • provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide advance notice in writing, and also specify requirements as to the form and content of a stockholder’s notice; • provide that special meetings of our stockholders may be called only by the chairman of our board of directors, our chief executive officer or president or by our board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors; and • not provide for cumulative voting rights, therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose. • The amendment of any of these provisions would require approval by the holders of at least 66 2/3% of the voting power of all of our then-outstanding common stock entitled to vote generally in the election of directors, voting together as a single class.

7 The combination of these provisions will make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Because our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. ln addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control. These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce our vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of delaying changes in our control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of our stock that could result from actual or rumored takeover attempts. We believe that the benefits of these provisions, including increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company, outweigh the disadvantages of discouraging takeover proposals, because negotiation of takeover proposals could result in an improvement of their terms. Choice of Forum Our amended and restated certificate of incorporation provides that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware), the Court of Chancery of the State of Delaware will be the exclusive forum for (1) any derivative action or proceeding brought on our behalf, 2) any action or proceeding commenced by any of our stockholders (including any class action) asserting a breach of fiduciary duty owed, or other wrongdoing, by any director, officer, employee or agent to us or our stockholders, (3) any action or proceeding commenced by any of our stockholders (including any class action) asserting a claim against us arising pursuant to the DGCL our amended and restated certificate of incorporation or our amended and restated bylaws, (4) any action or proceeding commenced by any of our stockholders (including any class action) to interpret, apply, enforce or determine the validity of our amended arid restated certificate of incorporation or our amended and restated bylaws, or (5) any action or proceeding commenced by any of our stockholders (including any class action) asserting a claim against us that is governed by the internal affairs doctrine. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with one or more actions or proceedings described above, a court could find the choice of forum provisions contained in our amended and restated certificate of incorporation to be inapplicable or unenforceable.